EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
THIRD QUARTER 2012 RESULTS

•	Funds from Operations of $22.2 million or $.76 Per Share for the Quarter Compared to $.75 Per Share for the Same Quarter Last Year, an Increase of 1.3%

•	Net Income Attributable to Common Stockholders of $6.8 million or $.23 Per Share for the Quarter

•	Same Property Net Operating Income Growth of 0.1% for the Quarter; 0.8% Increase Without Straight-Line Rent Adjustments

•	95.0% Leased, 94.3% Occupied as of September 30, 2012

•	Renewed or Re-Leased 72% of Expiring Square Feet During the Quarter

•	Acquired a Business Distribution Building (84,000 Square Feet) in Hayward, California for $7.5 Million

•	Started Five Houston Development Projects (279,000 Square Feet) During the Quarter With Estimated Total Costs of $21.2 Million

•	13 Buildings in the Company’s Development Program at Quarter-End With a Projected Total Investment of $65.9 Million

•	Paid 131st Consecutive Quarterly Cash Dividend – $.53 Per Share, an Increase of 1.9% Over the Previous Quarter

•	Issued 98,375 Shares of Common Stock During the Quarter With Proceeds of $5.3 Million

•	Closed an $80 Million Unsecured Term Loan With a Six-Year Term and an Effective Fixed Interest Rate of 2.92% at Closing

•	Interest and Fixed Charge Coverages of 3.6x for the Quarter

JACKSON, MISSISSIPPI, October 18, 2012 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2012.

Commenting on EastGroup’s performance for the quarter, David H. Hoster II, President and CEO, stated, “We are pleased to report EastGroup continued its positive momentum in all aspects of its business – internal operations, development and acquisitions. We achieved our sixth consecutive quarter of FFO growth as compared to the previous year's quarter and our sixth consecutive quarter of positive same property net operating income. Occupancy exceeded our internal projections, we continued to expand our growing development program, and we acquired an attractive California property and have five buildings under contract to purchase. In addition, we took advantage of both attractive debt and equity markets to further strengthen our already conservative balance sheet.”

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2012, funds from operations (FFO) were $.76 per share compared to $.75 per share for the same period of 2011, an increase of 1.3% per share.  Property net operating income (PNOI) increased by $2,092,000, or 6.7%, during the third quarter of 2012 compared to the same quarter of 2011.  PNOI increased $1,561,000 from 2011 and 2012 acquisitions, $495,000 from newly developed properties, and $45,000 from same property operations. A non-cash expense of $269,000 related to an interest rate swap was recorded in the third quarter, reducing FFO.

Same property net operating income increased 0.1% for the third quarter of 2012 compared to the same quarter of 2011.  Without straight-line rent adjustments, same property net operating income for the quarter increased 0.8%.  Rental rates on new and renewal leases (3.6% of total square footage) decreased an average of 2.6% for the quarter; rental rates decreased 9.6% without straight-line rent adjustments.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

For the nine months ended September 30, 2012, FFO was $2.30 per share compared to $2.18 per share for the same period last year, an increase of 5.5%. PNOI increased 8.0%, or $7,366,000, for the nine months ended September 30, 2012, compared to the same period of 2011. PNOI increased $4,975,000 from 2011 and 2012 acquisitions, $1,260,000 from newly developed properties, and $1,150,000 from same property operations.

For the first nine months of 2012, same property net operating income increased 1.2% compared to the same period last year. Without straight-line rent adjustments, same property net operating income for the nine months increased 2.2%. Rental rates on new and renewal leases (17.6% of total square footage) increased an average of 0.9% for the nine months; rental rates decreased 6.1% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.23 for the three months ended September 30, 2012, compared to $.21 for the same quarter of 2011. Diluted EPS was $.71 for the first nine months of 2012 compared to $.59 for the same period last year.

DEVELOPMENT

During the third quarter, EastGroup began construction of five buildings in Houston: Beltway Crossing XI, World Houston 34, 35 and 36, and Ten West Crossing I. These properties will contain a total of 279,000 square feet and have a projected total investment of $21.2 million. World Houston 36 (60,000 square feet) and Ten West Crossing I (30,000 square feet) are both build-to-suit projects.

At September 30, 2012, EastGroup’s development program consisted of 13 buildings (870,000 square feet) located in Houston, San Antonio and Orlando which were collectively 51% leased as of October 17, 2012.  The projected total cost for these developments is $65.9 million.

Subsequent to quarter-end, the Company began construction of World Houston 37, a 101,000 square foot business distribution building with a projected total cost of $7.1 million, and World Houston 38, a 129,000 square foot build-to-suit business distribution building with an estimated total cost of $9.8 million. These buildings are expected to be completed in early third quarter 2013.

PROPERTY ACQUISITIONS

In mid-August, EastGroup purchased Wiegman Distribution Center II in Hayward, California for $7,475,000. The business distribution building, which was constructed in 1998 and contains 84,000 square feet, is 100% leased to two customers. This acquisition increased the Company's ownership in the San Francisco Bay area to over one million square feet, which are currently 100% leased.

Subsequent to quarter-end, EastGroup entered into a contract, subject to normal due diligence, to purchase five buildings (722,000 square feet) and 4.1 acres of development land in Dallas for approximately $41 million. The buildings, which are currently 95% occupied, and land are located in the Valwood Industrial Park in the city's northwest submarket. The Company expects this acquisition to close during the fourth quarter.

DIVIDENDS

EastGroup paid cash dividends of $.53 per share of common stock in the third quarter of 2012, which was the Company’s 131st consecutive quarterly cash distribution and represented an increase of 1.9% over last quarter's cash distribution of $.52 per share.  This was the third quarter of the Company’s 20th consecutive year of increasing or maintaining the cash distributions paid to its shareholders.  The Company’s dividend payout ratio to funds from operations was 70% for the third quarter.  The annualized dividend rate of $2.12 per share yielded 3.9% on the closing stock price of $53.97 on October 17, 2012.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong balance sheet.  Debt-to-total market capitalization was 33.7% at September 30, 2012.  For the quarter, the Company had interest and fixed charge coverage ratios of 3.6x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.40.  Total debt at September 30, 2012 was $790 million comprised of $614 million of fixed rate mortgage debt, $130 million of fixed rate term debt, and $46 million of floating rate bank debt.

The Company has revolving credit facilities of $200 million and $25 million, of which $46 million was outstanding as of September 30, 2012.  The Company had borrowing capacity of $179 million remaining on the lines of credit at September 30, 2012.

On August 31, 2012, EastGroup closed an $80 million unsecured term loan with a six-year term and interest only payments. The loan bears an interest rate of LIBOR plus 190 basis points subject to a pricing grid for changes in the Company's leverage or credit ratings. The Company also entered into an interest rate swap to convert the loan's LIBOR rate to a fixed interest rate, providing the Company an effective fixed interest rate on the term loan of 2.92% per annum as of September 30, 2012. The Company used the proceeds to reduce its variable rate bank borrowings.

The interest rate swap was executed July 20, 2012 and was designated as a cash flow hedge as of August 27, 2012. A non-cash expense of $269,000 related to the interest rate swap was recorded in the third quarter, reducing FFO. The Company expects that in future quarters the effect on FFO will be immaterial.

On September 4, 2012, EastGroup repaid a mortgage loan with a balance of $4.1 million, an interest rate of 5.64%, and a maturity date of January 1, 2013. The Company has no debt maturities for the remainder of 2012, but its revolving credit facilities become due in early January 2013. The Company is currently negotiating the terms to replace the existing credit facilities.

In September, EastGroup entered into Sales Agency Financing Agreements with BNY Mellon Capital Markets, LLC and Raymond James & Associates, Inc. pursuant to which it will issue and sell up to 2,000,000 shares of its common stock from time to time. During the third quarter, the Company issued and sold 98,375 shares of common stock under its continuous equity program at an average price of $53.62 per share with proceeds to the Company of $5.3 million. As of October 17, 2012, EastGroup issued and sold an additional 357,692 shares during the fourth quarter of 2012 at an average price of $53.30 per share with proceeds to the Company of $19.1 million. The Company currently has 1,543,933 shares of common stock remaining to sell under the program.

OUTLOOK FOR REMAINDER OF 2012

FFO per share for 2012 is now estimated to be in the range of $3.07 to $3.09. The midpoint was maintained at $3.08 and the range was narrowed.  Diluted EPS for 2012 is estimated to be in the range of $.95 to $.97.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q4 2012	Y/E 2012	Q4 2012	Y/E 2012
	(In thousands, except per share data)
Net income attributable to common stockholders	$7,134	27,290	7,728	27,864
Depreciation and amortization	15,647	62,550	15,647	62,550
Gain on sales of real estate investments	—	(1,869)	—	(1,869)
Funds from operations attributable to common stockholders	$22,781	87,971	23,375	88,545

Diluted shares	29,678	28,692	29,678	28,692

Per share data (diluted):
Net income attributable to common stockholders	$0.24	0.95	0.26	0.97
Funds from operations attributable to common stockholders	$0.77	3.07	0.79	3.09

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

The following assumptions were used:

•	Average occupancy of approximately 94% for the fourth quarter.

•	Flat same property NOI for the fourth quarter.

•	Development starts with projected total costs of $17 million for the fourth quarter.

•	Operating property acquisitions of $40 million in the fourth quarter.

•	Bad debt, net of termination fees, of zero for the fourth quarter.

•	Floating rate bank debt at an average rate of 1.3% for the fourth quarter.

•	No new fixed rate debt in the fourth quarter.

•	Sales of common stock of approximately $30 to $35 million in the fourth quarter.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (excluding interest expense, depreciation expense on buildings and improvements, and amortization expense on capitalized leasing costs and in-place lease intangibles), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company’s current operations on Friday, October 19, 2012, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID: EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, October 19, 2012.  The telephone replay will be available until Friday, October 26, 2012, and can be accessed by dialing 1-800-695-0715.  Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Friday, October 26, 2012.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by accessing the Reports section of the Company’s website at eastgroup.net or upon request by calling the Company at 601-354-3555.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under construction, currently includes over 30.9 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES
Income from real estate operations	$46,982	43,819	140,077	130,116
Other income	15	20	43	64
	46,997	43,839	140,120	130,180
EXPENSES
Expenses from real estate operations	13,642	12,571	40,086	37,491
Depreciation and amortization	15,436	14,348	46,817	42,552
General and administrative	2,453	2,551	8,105	8,127
Acquisition costs	45	55	64	55
	31,576	29,525	95,072	88,225
OPERATING INCOME	15,421	14,314	45,048	41,955
OTHER INCOME (EXPENSE)
Interest expense	(8,426)	(8,680)	(26,844)	(26,100)
Other	(98)	180	245	538
INCOME FROM CONTINUING OPERATIONS	6,897	5,814	18,449	16,393
DISCONTINUED OPERATIONS
Income (loss) from real estate operations	—	(23)	17	(85)
Gain on sales of nondepreciable real estate investments, net of tax	—	—	167	—
Gain on sales of real estate investments	—	—	1,869	—
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—	(23)	2,053	(85)
NET INCOME	6,897	5,791	20,502	16,308
Net income attributable to noncontrolling interest in joint ventures	(126)	(121)	(356)	(354)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	6,771	5,670	20,146	15,954
Other comprehensive income (loss)	(605)	—	(605)	—
TOTAL COMPREHENSIVE INCOME	$6,166	5,670	19,541	15,954
BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.23	0.21	0.64	0.59
Income (loss) from discontinued operations	0.00	0.00	0.07	0.00
Net income attributable to common stockholders	$0.23	0.21	0.71	0.59
Weighted average shares outstanding	28,912	26,839	28,271	26,823
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.23	0.21	0.64	0.59
Income (loss) from discontinued operations	0.00	0.00	0.07	0.00
Net income attributable to common stockholders	$0.23	0.21	0.71	0.59
Weighted average shares outstanding	29,030	26,914	28,361	26,894
AMOUNTS ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$6,771	5,693	18,093	16,039
Income (loss) from discontinued operations	—	(23)	2,053	(85)
Net income attributable to common stockholders	$6,771	5,670	20,146	15,954

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
NET INCOME	$6,897	5,791	20,502	16,308
Equity in earnings of unconsolidated investment	(89)	(87)	(266)	(260)
Interest income	(82)	(84)	(248)	(251)
Other income	(15)	(20)	(43)	(64)
Gain on sales of land	—	(9)	—	(27)
(Income) loss from discontinued operations	—	23	(2,053)	85
Depreciation and amortization from continuing operations	15,436	14,348	46,817	42,552
Interest expense (1)	8,426	8,680	26,844	26,100
General and administrative expense (2)	2,453	2,551	8,105	8,127
Interest rate swap ineffectiveness	269	—	269	—
Acquisition costs	45	55	64	55
PROPERTY NET OPERATING INCOME (PNOI)	$33,340	31,248	99,991	92,625
COMPONENTS OF PNOI:
PNOI from Same Properties	$31,052	31,007	93,407	92,257
PNOI from 2011 and 2012 Acquisitions	1,776	215	5,190	215
PNOI from 2011 and 2012 Development Properties	521	26	1,407	147
Other PNOI	(9)	—	(13)	6
TOTAL PNOI	$33,340	31,248	99,991	92,625
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$6,771	5,670	20,146	15,954
Depreciation and amortization from continuing operations	15,436	14,348	46,817	42,552
Depreciation and amortization from discontinued operations	—	89	176	238
Depreciation from unconsolidated investment	33	33	100	100
Depreciation and amortization from noncontrolling interest	(65)	(54)	(191)	(162)
Gain on sales of real estate investments	—	—	(1,869)	—
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$22,175	20,086	65,179	58,682
NET INCOME	$6,897	5,791	20,502	16,308
Interest expense (1)	8,426	8,680	26,844	26,100
Interest expense from unconsolidated investment	76	79	228	236
Depreciation and amortization from continuing operations	15,436	14,348	46,817	42,552
Depreciation and amortization from discontinued operations	—	89	176	238
Depreciation from unconsolidated investment	33	33	100	100
Gain on sales of real estate investments	—	—	(1,869)	—
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$30,868	29,020	92,798	85,534
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.23	0.21	0.64	0.59
Income (loss) from discontinued operations	0.00	0.00	0.07	0.00
Net income attributable to common stockholders	$0.23	0.21	0.71	0.59
Funds from operations (FFO) attributable to common stockholders	$0.76	0.75	2.30	2.18
Weighted average shares outstanding for EPS and FFO purposes	29,030	26,914	28,361	26,894

(1)  Net of capitalized interest of $1,233 and $952 for the three months ended September 30, 2012 and 2011, respectively; and $3,362 and $2,695 for the nine months ended September 30, 2012 and 2011, respectively.

(2) Net of capitalized development costs of $655 and $415 for the three months ended September 30, 2012 and 2011, respectively; and $2,043 and $781 for the nine months ended September 30, 2012 and 2011, respectively.